Exhibit 15.1

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Gallaher Group Plc Notice of the eighth annual general meeting

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.
If you are in any doubt as to the action you should take, you should immediately consult your stockbroker, bank manager, solicitor, accountant or other independent professional adviser authorised pursuant to the Financial Services and Markets Act 2000.

If you have sold or transferred all of your shares in Gallaher Group Plc you should send this document together with the accompanying form of proxy to the purchaser or transferee, or to the person who arranged the sale or transfer, so that they can pass the documents on to the person who now holds the shares. If you are not sure what to do, please contact an independent financial adviser.

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02.	Gallaher Group Plc Notice of the eighth annual general meeting 2005

1 March 2005

Dear Shareholder

Annual general meeting

The Company’s annual general meeting will be held on Wednesday 11 May 2005 at Salters’ Hall, 4 Fore Street, London EC2Y 5DE. The meeting starts at 11.00 am. However, the doors to the meeting will be open from 10.00 am and coffee will be available from that time. If you are unable to make the meeting in person, please be advised that the Company will be webcasting the AGM live. This can be viewed in the investor relations section of Gallaher’s website (www.gallaher-group.com/ir). An archive version will be also available after the event.

New directors

Mr Stewart Hainsworth was appointed to the board as an executive director with effect from 1 October 2004. The board has determined that Mr Hainsworth’s blend of skills and experience complements those of the other executive directors.

     Mr James Hogan will be appointed to the board as a non-executive director with effect from 3 May 2005. The board has determined that Mr Hogan’s blend of skills and experience complements those of the other non-executive directors.

     The board unanimously recommends the elections of Messrs Hainsworth and Hogan to shareholders. Their biographical details are set out in the explanatory notes on page 6 of the notice of annual general meeting. Further information on Messrs Hainsworth and Hogan’s background and business experience is contained in the news releases relating to their appointments, which are available on the Company website (www.gallaher-group.com).

Recommendation

Your directors believe that the proposed resolutions are in the best interests of the Company and its shareholders as a whole and unanimously recommend that you vote in favour of them.

Shareholder questions

Members of the board will be available to meet shareholders and holders of American depositary shares before the meeting starts. In addition, Gallaher personnel will be based at an information desk to answer questions about our business.

     If any shareholder has questions that he or she would like answered in advance of the meeting, please contact the investor relations department at Gallaher Group Plc, Members Hill, Brooklands Road, Weybridge, Surrey KT13 0QU, +44 (0) 1932 859777.

Yours faithfully,

John Gildersleeve Chairman

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03.	Gallaher Group Plc Notice of the eighth annual general meeting 2005

Notice of the eighth annual general meeting

Notice is hereby given that the eighth annual general meeting (“AGM”) of Gallaher Group Plc will be held at Salters’ Hall, 4 Fore Street, London EC2Y 5DE on Wednesday 11 May 2005 at 11.00 am for the transaction of the following business:

Ordinary business

To consider and, if thought fit, to pass resolutions 1 to 9 as ordinary resolutions:

1	To receive the report of the directors and the accounts for the year ended 31 December 2004 and the auditors’ report thereon.

2	To declare a final dividend of 21.5p per ordinary share for the year ended 31 December 2004 payable on 24 May 2005 to shareholders on the register at the close of business on 18 March 2005.

3	To approve the directors’ remuneration report contained in the 2004 annual report and financial statements.

4	To re-elect Mr John Gildersleeve as a director of the Company.

5	To re-elect Mrs Alison Carnwath as a director of the Company.

6	To re-elect Mr Nigel Dunlop as a director of the Company.

7	To elect Mr James Hogan as a director of the Company.

8	To elect Mr Stewart Hainsworth as a director of the Company.

9	To reappoint PricewaterhouseCoopers LLP as auditors of the Company, and to authorise the directors to fix the auditors’ remuneration.

Special business

To consider, and if thought fit, to pass resolutions 10 to 16 as ordinary resolutions and resolutions 17 to 19 as special resolutions:

10	That in accordance with section 347C of the Companies Act 1985 (the “Act”) the Company is authorised to make donations to EU political organisations and to incur EU political expenditure (as such terms are defined in section 347A of the Act) up to a maximum aggregate amount of £50,000 per annum during the period beginning with the date of the passing of this resolution and ending on 10 August 2006 or, if sooner, the conclusion of the Company’s AGM to be held in 2006.

11	That in accordance with section 347D of the Act Gallaher Limited, being a wholly-owned subsidiary of the Company, is authorised to make donations to EU political organisations and to incur EU political expenditure (as such terms are defined in section 347A of the Act) up to a maximum aggregate amount of £50,000 per annum during the period beginning with the date of the passing of this resolution and ending on 10 August 2006 or, if sooner, the conclusion of the Company’s AGM to be held in 2006.

12	That in accordance with section 347E of the Act Austria Tabak GmbH & Co. KG, being a subsidiary undertaking of the Company which is incorporated outside Great Britain, is authorised to make donations to EU political organisations and to incur EU political expenditure (as such terms are defined in section 347A of the Act) up to a maximum aggregate amount of £50,000 per annum during the period beginning with the date of the passing of this resolution and ending on 10 August 2006 or, if sooner, the conclusion of the Company’s AGM to be held in 2006.

13	That the revised rules of the deferred bonus plan produced to the meeting and initialled by the chairman of the meeting for the purpose of identification be adopted as the rules of the Company’s Deferred Bonus Plan, and the directors be authorised to do all such acts and things as they consider necessary or desirable to give effect to this.

14	That the revised rules of the performance share plan produced to the meeting and initialled by the chairman of the meeting for the purpose of identification be adopted as the rules of the Company’s Performance Share Plan, and the directors be authorised to do all such acts and things as they consider necessary or desirable to give effect to this.

15	That, subject to and conditional on the approval of the Company in general meeting of resolution 14 above, the performance criteria applicable to awards granted under the Company’s Performance Share Plan for the period 2004-2006 be amended retrospectively by the adoption for that period of the performance criteria contained in the copy of the rules of the performance share plan produced to the meeting and initialled by the chairman of the meeting for the purpose of identification, and the directors be authorised to do all such acts and things as they consider necessary or desirable to give effect to such amendments.

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04.	Gallaher Group Plc Notice of the eighth annual general meeting 2005 Notice of the eighth annual general meeting

16	That the board is authorised, generally and without conditions, under section 80 of the Companies Act 1985, to allot the shares, and the rights to shares, which are defined in section 80 as ‘relevant securities’. It is authorised to allot them during the period beginning with the date of the passing of this resolution and ending on 10 August 2006 or, if sooner, the conclusion of the Company’s AGM to be held in 2006, but during this period the board can make offers, and enter into agreements, which would, or might, need relevant securities to be allotted after this period. The total nominal amount of relevant securities which can be allotted under this authority is £21,837,651 (and this shall be the section 80 Amount for the purposes of article 10 of the Company’s Articles of Association, but only for so long as article 10 refers to a section 80 Amount).

17	That the board is given power under the authority given by resolution 16 and/or where an allotment constitutes an allotment of ‘equity securities’ by virtue of section 94(3A) of the Companies Act 1985 to allot ‘equity securities’, entirely paid for in cash, free of the restriction in section 89(1) of the Companies Act 1985. The meaning of ‘equity securities’ is given in the Companies Act 1985. This power applies during the period beginning with the date of the passing of this resolution and ending on 10 August 2006 or, if sooner, the conclusion of the Company’s AGM to be held in 2006, but during this period the board can make offers, and enter into agreements, which would, or might, need equity securities to be allotted after this period. There is no limit on the total nominal amount of equity securities which can be allotted under this power where the allotment is in connection with a rights issue. In all other cases, the total nominal amount of equity securities which can be allotted under this power is £3,275,647 (and this shall be the section 89 Amount for the purposes of article 10 of the Company’s Articles of Association, but only for so long as article 10 refers to a section 89 Amount). In this resolution (unless article 10 provides otherwise) ‘rights issue’ means an offer of equity securities which is open to the following people for a period decided on by the board:

	(A)	people who are registered holders of ordinary shares on a particular date (excluding any holder holding shares as treasury shares), in proportion to their holdings of ordinary shares (ignoring for this purpose both any holder holding shares as treasury shares and the treasury shares held by him); and,

	(B)	people who are registered on a particular date as holders of other classes of equity securities (excluding any holder holding shares as treasury shares), if this is expressly required by the rights attached to those securities, or, if the board considers it appropriate, as permitted by the rights attached to those securities.

The offer may be subject to any limits, or restrictions, which the board thinks are necessary or appropriate to deal with:

	(i)	any fractions of shares to which people would be entitled; or,

	(ii)	legal or practical problems under the laws of any territory, or under the requirements of any recognised regulatory body, or stock exchange, in any territory.

18	That the Company is authorised to make market purchases (within the meaning of section 163(3) of the Companies Act 1985) of its ordinary shares of 10p each (“ordinary shares”) provided that:

	a	the maximum number of ordinary shares authorised to be purchased is 65,512,953;

	b	the minimum price which may be paid for any such ordinary share is 10p (exclusive of expenses);

	c	the maximum price which may be paid for an ordinary share shall be an amount equal to 105% of the average of the middle market quotations for an ordinary share as derived from the London Stock Exchange daily official list for the five business days immediately preceding the day on which the ordinary share is contracted to be purchased; and,

	d	this authority shall, unless previously renewed, revoked or varied, expire on 10 August 2006 or, if sooner, at the conclusion of the Company’s AGM to be held in 2006, but the Company may enter into a contract for the purchase of ordinary shares before the expiry of this authority which would or might be completed (wholly or partly) after its expiry.

19	That the Articles of Association produced to the meeting and initialled by the chairman of the meeting for the purpose of identification be adopted as the new Articles of Association of the Company, and the directors be authorised to do all such acts and things as they consider necessary or desirable to give effect to this.

By order of the board

Thomas Stephen Keevil Company secretary and general counsel

1 March 2005

Registered office: Members Hill, Brooklands Road, Weybridge, Surrey KT13 0QU. Registered in England and Wales Number 3299793

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05.	Gallaher Group Plc Notice of the eighth annual general meeting 2005 Notice of the eighth annual general meeting

Notes:

1	A member entitled to attend and vote at the AGM is entitled to appoint one or more proxies to attend and, on a poll, vote on his or her behalf. A proxy need not be a member of the Company. A form of proxy is enclosed with this notice and instructions for completion are shown on the form. To be effective the form of proxy, together with the power of attorney or other authority (if any) under which it is executed or a notarially certified copy of such power of attorney or authority, must be deposited with the Company’s registrars, Capita Registrars, The Registry,34 Beckenham Road, Beckenham, Kent BR3 4TU not less than 48 hours before the start of the AGM. In addition, a member may lodge proxy votes via the internet. For further details, please see the 2004 annual review and summary financial statement or the investor relations’ section of the Group’s website (www.gallaher-group.com). Completion and/or return of a form of proxy does not preclude a member attending and voting in person at the AGM.

2	CREST members who wish to appoint a proxy for the AGM by utilising the CREST electronic proxy appointment service may do so by following the procedures described in the CREST manual. If applicable, please refer to your CREST sponsor or voting service provider. Relevant instructions through the CREST system must be received by Capita Registrars (ID: RA10) by 11.00 am on 9 May 2005. The Company may treat an instruction as invalid in the circumstances set out in regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

3	Pursuant to regulation 41 of the Uncertificated Securities Regulations 2001, the Company gives notice that only those shareholders registered in the register of members of the Company as at 11.00 am on Monday, 9 May 2005 shall be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to entries in the register after 11.00 am on Monday, 9 May 2005 shall be disregarded in determining the rights of any person to attend or vote at the AGM.

4	Holders of American depositary shares (“ADS holders”) are entitled to attend and speak at the AGM but not to vote at the AGM. ADS holders may vote via the depositary bank, The Bank of New York, and proxy cards will be provided for that purpose. In addition, an ADS holder may lodge proxy votes with the depositary bank via the internet or by telephone. For further details please contact the depositary bank (contact details on the Group’s website).

5	Only those ADS holders registered with the depositary at close of business on Tuesday 22 February 2005 shall be entitled to attend the AGM or exercise their vote via the depositary bank.

6	The following documents are available for inspection during normal business hours at the registered office of the Company on any weekday (public holidays excluded) from the date of this notice until the time of the AGM, and will also be available for inspection at the AGM from 10.00 am until the conclusion of the meeting:

(i) copies of the directors’ service contracts/letters of appointment;

(ii) the register of interests of the directors (and their immediate families) in the share capital of the Company;

(iii) a copy of the rules of the deferred bonus plan as proposed to be adopted by the Company pursuant to resolution 13;

(iv) a copy of the rules of the performance share plan as proposed to be adopted by the Company pursuant to resolution 14; and,

(v) a copy of the current memorandum and Articles of Association of the Company and a draft of the Articles of Association which the Company proposes to adopt pursuant to resolution 19.

7	The documents referred to at paragraphs 6(iii), (iv) and (v) above will also be available for inspection during normal business hours at the offices of Slaughter and May, One Bunhill Row, London EC1Y 8YY, on any weekday (public holidays excluded) from the date of this notice until the time of the AGM.

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06.	Gallaher Group Plc Notice of the eighth annual general meeting 2005 Notice of the eighth annual general meeting

Explanatory notes

Declaration of the final dividend (resolution 2) The Company may only pay the final dividend after shareholders have approved it. The directors recommend a final dividend of 21.5p per ordinary share which, if approved, will be paid on 24 May 2005 to shareholders on the register at the close of business on 18 March 2005. Dividends will be forwarded to ADS holders by The Bank of New York on 31 May 2005.

Directors’ remuneration report (resolution 3) In accordance with the Directors’ Remuneration Report Regulations 2002, shareholders are invited to vote on the directors’ remuneration report. The report is set out on pages 37 to 48 of the 2004 annual report and financial statements (and summarised on pages 58 to 63 of the 2004 annual review and summary financial statement). This is an advisory vote and, accordingly, failure to approve this resolution will not have any legal effect; payments to directors and senior executives will still be made as set out in the report. However, the Company will take the outcome of the vote on this resolution into consideration when considering its remuneration policy.

Re-election of directors (resolutions 4 to 6) Mr Gildersleeve, Mrs Carnwath and Mr Dunlop retire by rotation in accordance with article 94 of the Articles of Association and will be seeking re-election by shareholders. Biographical details of these directors are given on page 35 of the 2004 annual report and financial statements (and on pages 34 and 35 of the 2004 annual review and summary financial statement).

Election of new director (resolution 7) James Hogan, having been appointed by the board as a non-executive director with effect from 3 May 2005, automatically retires in accordance with article 85 of the Articles of Association and offers himself for election. Mr Hogan has held a series of international operational, commercial, sales and marketing roles with companies including Hertz Corporation and Granada Group. He was appointed to the board of bmi as chief operating officer in 1999. In 2002, Mr Hogan was appointed president and chief executive officer of Gulf Air. Further information on Mr Hogan’s business experience and background is contained in the news release relating to his appointment, dated 25 February 2005, a copy of which may be found on the Company’s website (www.gallaher-group.com). The board unanimously supports his election.

Election of new director (resolution 8) Stewart Hainsworth, having been appointed by the board as a director with effect from 1 October 2004, automatically retires in accordance with article 85 of the Articles of Association and offers himself for election. Mr Hainsworth qualified as an accountant with BDO Stoy Hayward in 1993. He joined Liggett-Ducat in Russia as finance director in March 1996. In 1999, he was appointed general director of Liggett-Ducat and he continued to act as general director following Gallaher’s acquisition of Liggett-Ducat in 2000. In 2002, Mr Hainsworth became responsible for the CIS region (Commonwealth of Independent States), and he joined the Group’s management committee. In January 2004 he was appointed managing director, developing markets. He is currently the director responsible for the Group’s business in the CIS, developing markets and northern Europe. Further information on Mr Hainsworth’s business experience and background is contained in the news release relating to his appointment, dated 16 July 2004, a copy of which may be found on the Company’s website (www.gallaher-group.com). The board unanimously supports his election.

Political donations (resolutions 10 to 12) The Company’s policy is not to make donations to political parties and it does not intend to change that policy.
     However, the Companies Act 1985 (the “Act”) requires prior shareholder approval to make ‘donations’ to ‘EU political organisations’ and to incur ‘EU political expenditure’ (as those terms are defined in section 347A of the Act). These terms are very widely defined and there are severe penalties for contravening the relevant sections of the Act. It could, for instance, capture time off given to trade union officials and works council members for related duties. The board therefore seeks authority to incur expenditure that would fall within these definitions of up to £50,000 per annum, for the period beginning with the passing of resolution 10 and ending at the conclusion of the AGM to be held in 2006 (or, if earlier, on 10 August 2006). The board will not use this authority to make any political donations as that expression would have been understood before the commencement of Part XA of the Act.
      Authority is also sought under resolutions 11 and 12 to enable the Company’s two major operating subsidiaries to undertake such activities for the same period, up to a maximum aggregate amount of £50,000 per annum each.

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07.	Gallaher Group Plc Notice of the eighth annual general meeting 2005 Notice of the eighth annual general meeting

Amendment to Performance Share Plan and Deferred Bonus Plan Rules (resolutions 13, 14 and 15) Awards under the Performance Share Plan (“PSP”) and the Deferred Bonus Plan (“DBP”) are currently determined by reference to a single performance measure of earnings per share (“EPS”). Following shareholder feedback on the use of this single performance measure, the remuneration committee has recommended that, in the case of the PSP, the vesting of awards be determined by reference to Total Shareholder Return (“TSR”) measured against two comparator groups and Return on Capital Employed (“ROCE”), in each case over the three-year performance period for the plan (“new PSP”). The committee considers EPS, ROCE and TSR to be the most important measures that drive or measure sustainable improvements in shareholder value thereby aligning the interests of management with those of shareholders: a TSR performance condition measures comparative performance, while EPS and ROCE improvements demonstrate enhanced earnings growth and capital efficiency.
     These proposals have been discussed with a wide selection of the Company’s institutional shareholders.
     While it is not intended to restate the performance criteria for the PSP cycle which is almost completed, it is proposed that, as well as introducing the new criteria for 2005 onwards, it is in both shareholders’ and management’s interests to apply the new performance criteria to the most recent award, i.e., 2004-2006. Replacing the current performance criteria for the 2004-2006 awards should further align and incentivise management with the Company’s business strategy.
      Of the total new PSP award, 50% will be measured against TSR and the remaining 50% against ROCE.

TSR:

Half of the TSR portion of the new PSP award will be measured against companies in the FTSE 100 share index at the beginning of the performance period, with the remaining half measured against an international industry comparator group of companies in the tobacco and consumer products industries, namely: Allied Domecq; Altadis; Altria; Associated British Foods; British American Tobacco; Cadbury Schweppes; Danone; Diageo; Heineken; Imperial Tobacco Group; InBev; J Sainsbury; Nestlé; Reckitt Benckiser; Reynolds American; SABMiller; Scottish & Newcastle; Smith & Nephew; Tesco; Unilever; and, WM Morrison Supermarkets.

The proportion of the total new PSP award that will vest will depend upon the performance of the Company when compared with each of the two comparator groups. For each comparator group, median performance will result in 7.5% of the total award vesting. Ranking in the upper quartile of the comparator group will result in the full element vesting in each case (i.e., 25% of the total award). Between these two levels, vesting will be on a straight-line basis.

ROCE:

The ROCE percentage for a performance period will be the average of the annual ROCE percentages over the three-year performance period, calculated in each year by dividing the earnings before interest and tax for that year by the average capital employed during that year.

The proportion of the total new PSP award that will vest will depend upon the performance of the Company over the relevant performance period compared with the target range set by the remuneration committee for that period. Awards will be paid out on the following basis:

Actual ROCE below target range	:	no award

Actual ROCE at minimum target	:	15% of total award

Actual ROCE at or above maximum target	:	50% of total award

Payouts for performance within the target range will be calculated on a straight-line basis between 15% and 50% of the total award.

For the 2004-2006 PSP award, the ROCE target range will be 27.1% to 28.3%. For the 2005-2007 PSP award the target range will be 27.5% to 29.3%.

The remuneration committee will continue to review the appropriate ROCE target range for each annual grant of awards to be made under the new PSP to ensure that they remain challenging and appropriate. Targets will be set based on the expectation of the Company’s performance over the relevant three-year period. This will already include an expectation of improved performance and therefore the ROCE target range will be set so that a maximum payout will reflect stretching and significant good performance by the Company in terms of ROCE. The remuneration committee will also retain discretion to make adjustments for any significant events, (e.g., exceptional items, major mergers and acquisitions or changes in accounting principles). Any amendment would be explained in the annual report and financial statements.

As indicated above, the Company proposes to apply the new performance criteria for the 2004-2006 PSP awards. This proposal will be dealt with by way of a separate resolution at the AGM (resolution15). Resolution 15 is conditional on the adoption at the AGM of the proposed new PSP.

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08.	Gallaher Group Plc Notice of the eighth annual general meeting 2005 Notice of the eighth annual general meeting

The new PSP contains provisions so that, following a change of control of the Company, awards will vest to the extent that the new performance criteria have been met.
     The board also proposes to clarify in the rules of the new PSP and DBP that a transfer of shares out of treasury will be treated as an issue of new shares for the purposes of determining the maximum number of shares that may be issued under the relevant plan.
     The rules of the DBP are also proposed to be amended to provide that, in addition to the eligible employee, a connected person of the employee (being a spouse, child, stepchild or trustee of a trust whose beneficiaries include the employee, his/her spouse or any of his/her children or stepchildren) may hold the contributed shares under the plan.
     On a change of control the new PSP and DBP awards will only vest in proportion to the time that has elapsed since the start of the performance period.

Authority to allot securities (resolutions 16 and 17) It is proposed to renew the authority of the board to allot relevant securities up to an amount equal to approximately one-third of the issued ordinary share capital (excluding treasury shares) as at 1 March 2005, without having to obtain prior approval from shareholders. With the exception of allotting shares in respect of employee share schemes, the board does not presently intend to exercise this authority.
     It is also proposed to renew the board’s power to allot equity securities for cash on a non pre-emptive basis, up to an amount equal to approximately 5% of the issued ordinary share capital as at 1 March 2005. The resolution will also disapply shareholders’ pre-emption rights on an allotment of shares, and the sale of treasury shares, for cash under a rights issue with power for the board to make exclusions or such other arrangements as may be appropriate to resolve legal or practical problems which, for example, might arise with overseas shareholders.

Authority to purchase own shares (resolution 18) Resolution 18 will authorise the board to make market purchases of up to 10% of the Company’s issued ordinary shares (excluding treasury shares) as at 1 March 2005. Shares so purchased may be cancelled or held as treasury shares.
     The directors intend to exercise this right only when, in the light of market conditions prevailing at the time and taking into account all relevant factors (for example, the effect on earnings per share), they believe that such purchases are in the best interests of the Company and shareholders generally. The overall position of the Company will be taken into account before deciding upon this course of action. The decision as to whether any such shares bought back will be cancelled or held in treasury will be made by the directors on the same basis at the time of purchase. The Company made no purchase of its own shares in 2004 under the authority granted at the Company’s last annual general meeting.
     The total number of options over ordinary shares outstanding as at 1 March 2005 was 6,426,894. This represents 0.98% of the issued ordinary share capital (excluding treasury shares) as at that date, and 1.09% of the issued ordinary share capital (excluding treasury shares) assuming the Company’s authority to purchase its own ordinary shares is used in full.
     The Company held no shares in treasury as at 1 March 2005.

Amendment to Articles of Association (resolution 19) The current Articles of Association were originally adopted on 12 May 1997. The board has considered it appropriate to undertake a general updating of the current Articles of Association to provide the Company with greater flexibility and cost savings and to take account of recent changes in English company law and practice. The proposed new Articles of Association have also been written in ‘plain English’ to aid comprehension. Details of the changes to the Current Articles are summarised in the appendix.

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09.	Gallaher Group Plc Notice of the eighth annual general meeting 2005

Appendix

Explanatory notes of material changes to the Articles of Association

It is proposed in resolution 19 to update the Articles of Association (the “Current Articles”) to take account of recent changes in English company law and practice and to provide the Company with greater flexibility and cost savings. The proposed new Articles of Association (the “New Articles”) have also been written in ‘plain English’ to aid comprehension.
     The changes introduced in the New Articles of a material nature are summarised in this appendix. Other changes, which are of a minor, technical or clarifying nature, or are made to remove provisions in the Current Articles which duplicate English company law, have not been noted. Copies of the Current Articles and the New Articles are available for inspection during normal business hours on any weekday (excluding public holidays) at the Company’s registered office and at the offices of Slaughter and May, One Bunhill Row, London EC1Y 8YY.

Shares and shareholders Article 10 of the New Articles anticipates that the procedure for the allotment of shares by directors pursuant to section 80 of the Companies Act 1985 and the allotment of shares on a non pre-emptive basis pursuant to section 95 of the Companies Act 1985 will be dealt with entirely by way of resolution. The advantage of this approach is that shareholders do not have to cross-refer to the Articles of Association, as is required by the Current Articles, in order to understand what is being proposed in the relevant resolutions.
     Article 40 of the New Articles contains a streamlined procedure for dealing with untraced shareholders. This complies with the requirements of the Financial Services Authority, which has replaced the more complex procedure previously required by the London Stock Exchange.

Notice provisions The provision in the Current Articles that permits any director or member to call a general meeting if sufficient directors are not within the UK to call the meeting has not been included in the New Articles, on the basis that this is no longer relevant to the Company.
     To give the Company greater flexibility with regard to the holding of adjourned meetings, the New Articles no longer require the Company to give any minimum period of notice where the adjournment is specified in the original notice of the meeting. However, article 56 of the New Articles specifies that such an adjourned meeting may not be held less than three days after the original meeting. This proviso is intended to assist in those situations where a court is scrutinising the procedure, for example to approve a reduction of capital. Also, article 62 of the New Articles requires notice to be given in the same way as was required for the original notice where a meeting is adjourned indefinitely or for more than three months.
     For the protection of the Company and its shareholders generally, article 141 of the New Articles makes it clear that the deeming provisions for the service of notices apply only to communications from the Company and not to communications to the Company.
     As a cost saving measure, article 143 of the New Articles provides for notice by advertisement in one national newspaper when post is not available. The Current Articles require an advertisement to be placed in two leading national newspapers.

Meetings and resolutions The New Articles do not distinguish between general and special business, on the basis that any perceived benefit of transacting business at a meeting without having given any notice of that business will not be relevant to the Company.
     Article 51 of the New Articles gives the Company greater flexibility by specifically allowing holders of different classes of share to meet separately other than to consider a variation of class rights.
     Article 57 of the New Articles simplifies the provisions regarding security arrangements at meetings by authorising the directors to make such arrangements as they see fit to regulate the conduct of the meeting. Article 61 of the New Articles addresses a possible gap in the existing security arrangements, by allowing the chairman of the meeting to adjourn the meeting if it cannot be conducted properly, even if a quorum is not present at the time of the adjournment.
     Article 63 of the New Articles gives the chairman of the meeting the authority to decide whether an amendment is appropriate for discussion at the meeting. This flexibility will be to the advantage of the Company and shareholders where an amendment is proposed in the 48 hours prior to the meeting. Under the Current Articles, such an amendment could not be addressed at the meeting even if the Company itself wanted to move the amendment.

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10.	Gallaher Group Plc Notice of the eighth annual general meeting 2005 Appendix

Proxies If multiple proxies are delivered in respect of the same share, the Current Articles oblige the Company to ascertain the dates on each of the forms in order to determine which form should be treated as valid. Article 77 of the New Articles reduces the administrative burden and cost on the Company and its registrars, by instead providing that the proxy which is received last (regardless of when it is dated) will be treated as the valid form.
     Article 78 of the New Articles contains a maximum validity period for proxies of 12 months from date of receipt. This will provide greater certainty to both the Company and shareholders who have appointed proxies.

Directors Article 81 of the New Articles addresses the expectations of the investment committees by setting an upper limit to the size of the board, being 18 directors in total.
     Articles 82 and 87 of the New Articles now allow directors to continue in office beyond the age of 70. However, to ensure the continued suitability of all appointments to the board, a director aged over 70 must retire annually and seek re-election at each annual general meeting.
     Article 87 of the New Articles reflects the requirements of the new combined code on corporate governance (dated July 2003) by providing that non-executive directors serving nine years or more should be subject to annual re-election.
     The provision in the Current Articles that a retiring director will remain in office by default unless the Company votes him out of office or resolves not to reappoint him has not been incorporated into the New Articles, on the basis that it does not reflect the intention underlying the corporate governance principle that directors should be required to submit themselves for re-election at least every three years.
     Article 92 of the New Articles, which deals with instances when a director is obliged to vacate his/her office:

•	no longer uses such phrases as mental incapacity and mental disorder because these are defined by statute and are thus potentially limited in their scope;

•	refers only to removal from office (by board resolution) where the director has been suffering from mental ill-health and not on the grounds of ill-health generally, as a power couched in such wide terms might be open to abuse; and,

•	no longer provides for the automatic vacation of office by an executive director if his/her employment as an executive is terminated, but instead first requires the board to resolve that he/she vacates their office if they fail to do so voluntarily.

Article 93 of the New Articles now provides for the appointment of alternate directors, which will be useful if a director is absent from board meetings for a lengthy period.
     The provision in the Current Articles for payment of additional remuneration to directors who go or reside abroad has not been included in article 96 of the New Articles, on the basis that it is no longer appropriate for trips or residence abroad to be so singled out. To the extent that such activities extend beyond what is to be regarded as the ordinary duties of a director, there is a power to pay additional remuneration under the remaining words of the article.
     Article 99 of the New Articles contains a list of circumstances when an interested director is still able to vote on a resolution before the board. In addition to the circumstances listed in the Current Articles, article 99 includes an additional provision that an interested director may vote on a resolution about a contract in relation to a pension scheme under which the director receives benefits, provided these benefits are also given to employees generally under the scheme.
     To give the Company added flexibility, article 114 of the New Articles does not include the requirement in the Current Articles that the chairman of each committee of the board of directors must be a director. However, there must be more directors on the committee than persons who are not directors.
     The New Articles do not include the provisions in the Current Articles setting out the procedure for the establishment of local or divisional boards or agencies for managing the affairs of the Company. This is no longer considered relevant to the Company, as the holding company of overseas subsidiaries with their own boards of directors.

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11.	Gallaher Group Plc Notice of the eighth annual general meeting 2005 Appendix

Execution of documents To aid the efficient operation of the Company, the provisions in the Current Articles requiring the board to approve the manner of execution of cheques, promissory notes, drafts and other instruments have not been included in the New Articles. Such matters are and will be dealt with under the internal control mechanisms established by the Company from time-to-time.
     The New Articles do not include the provisions in the Current Articles relating to the use of an official seal abroad. This is no longer considered relevant to the Company as the holding company of overseas subsidiaries with their own boards of directors and authorised signatories.

Dividends To reduce the administrative burden and cost to the Company, articles 123 and 126 of the New Articles allow the board alone (without obtaining the relevant shareholder’s agreement) to decide in what currency dividends are paid and set out the payment procedure for dividends.
     In line with the expectations of the investment committees, article 130 of the New Articles provides that the directors’ power to issue scrip dividends should expire after five years.

Agents To give the Company greater operational flexibility, article 102 of the New Articles allows the appointment of agents other than by a power of attorney.

Auditors Article 146 of the New Articles expressly excludes any power to insure or indemnify the Company’s auditors, which is in line with the expectations of the investment committees. It includes a specific statement that an auditor is not an officer of the Company as a precautionary measure to ensure that auditors do not come within the remit of an ‘officer’.

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Gallaher Group Plc Members Hill Brooklands Road Weybridge Surrey KT13 0QU Tel: +44 (0)1932 859777 Fax: +44 (0)1932 832792 e-mail: ir@gallaherltd.com www.gallaher-group.com